Exhibit 99.1

Washington Prime Group Reports First Quarter 2017 Results

- Company increases full year 2017 guidance

COLUMBUS, OH - April 26, 2017 - Washington Prime Group Inc. (NYSE: WPG) today reported results for the first quarter ended March 31, 2017 that reflect continued progress on the execution of the Company’s financial, operating and strategic objectives.

Lou Conforti, CEO and Director stated: “We increased guidance for fiscal 2017 net income and FFO to the midpoint of $1.17 per diluted share and $1.67 per diluted share, respectively. We are addressing the volatile retail environment with hard work and common sense. This includes replacing the static with the kinetic; acting in a proactive rather than reactive fashion; employing portfolio construction by replacing undifferentiated retailers to diversity tenant mix; and most importantly, respecting our guests by offering products, good and services which appeal to a particular demographic constituency. While our glasses are far from rose tinted, the hysteria has reached a fever pitch and it’s now time for more a rational assessment of the cash flow characteristics of WPG and our entire peer group. A binary path mindset is now pervasive within the space whereby eCommerce is pitted against physical space. The idea of ‘winner take all’ is just plain silly albeit valuation in many instances is akin to a de facto liquidating trust. There exists a symbiotic relationship between physical space and eCommerce which affords us an opportunity upon which we will continue to capitalize. This same ‘have’ and ‘have not’ mentality is present when it comes to ‘dominant’ assets. Blunt edged instruments such as MSA size and sales PSF are almost exclusively being used to determine viability when a multivariate approach is warranted. Bottom line: Our dominant retail assets located within robust and sizable secondary catchments serve a distinct purpose as town centers.”

“Highlights from the quarter include:

•
WPG continues to exhibit stabilization and improved visibility of its operational activities. This stabilization is best illustrated by maintaining 93% overall occupancy; Tier One Enclosed delivered comparable NOI of 1.5% (excluding onetime real estate tax savings from 1Q 2016); and Open Air delivered growth of 2.9%;

•
Redevelopment promotes our hybrid asset model of combining Enclosed and Open Air formats into dynamic retail venues. We currently have more than 45 projects ranging between $1-$60 million substantiating our $125-$150 million of annual capital spend with an average estimated project yield of 9.5%;

•
From a strategic and financial standpoint, the joint venture with O'Connor is on track to close by the end of 2Q. As previously discussed, proceeds from this joint venture will result in the reduction of leverage which will position WPG as one of the best within the U.S. Regional Mall REIT sector from a leverage standpoint;

•
Innovation via common area utilization, food and beverage, and entertainment is also a priority as evidenced by our newly formed association with Cleveland Avenue, a food and beverage concept accelerator, providing us with the opportunity to beta test new restaurant concepts. In addition, our eCommerce platform, Tangible (patent pending), and candy store, Shelby's Sugar Shop™, are in their final planning stages; and

•
Make no mistake about it, we are first and foremost a leasing company; the leadership team initiated an incentive program in January intended to diversify tenant mix and address non-income-producing spaces. Since implementing, more than 125 deals have been approved.”

First Quarter Results

Net income attributable to common shareholders for the first quarter of 2017 was $9.3 million, or $0.05 per diluted share, compared to $8.5 million, or $0.05 per diluted share, a year ago.

Funds from Operations (“FFO”) for the first quarter of 2017 were $94.0 million, or $0.42 per diluted share. This compares to $91.7 million, or $0.42 per diluted share, during the same quarter a year ago.

Comparable net operating income (“NOI”) for the Company’s total portfolio decreased 0.7% during the first quarter of 2017, compared to the same period a year ago. Comparable NOI for the community center portfolio increased 2.9% in the first quarter of 2017, compared to a year ago, and comparable NOI for the enclosed retail properties decreased 1.8% in the first quarter of 2017, compared to the prior year period. The comparable NOI decline for the enclosed retail properties primarily related to favorable real estate tax savings realized in the first quarter of 2016, which did not reoccur in the first quarter of 2017, in addition to vacated space and rental rate reductions realized during the first quarter of 2017 as the result of retailer bankruptcies that primarily occurred last year. Excluding the impact of the prior year real estate tax savings, comparable NOI would have increased 0.2% for the Company’s total portfolio and the Tier 1 enclosed properties would have had comparable NOI growth of 1.5% in the first quarter of 2017.

Reconciliations of FFO, AFFO and comparable NOI (non-GAAP measures) to GAAP measures are included in this release.

Operational Highlights

Ending occupancy for the total portfolio was 92.7% as of March 31, 2017, flat compared to a year ago. Base rent per square foot for the total portfolio was $21.47, an increase of 0.4%, compared to $21.39 per square foot a year ago. Inline store sales at the Company’s enclosed properties were $367 per square foot for the twelve months ended March 31, 2017, compared to $376 per square foot for the same period a year ago. Operating metrics by asset group can be found in the first quarter 2017 Supplemental Information report available on the Company’s website.

Financial Activity

O’Connor Joint Venture

On November 2, 2016, the Company entered into a definitive agreement providing for a second joint venture with O’Connor Mall Partners, L.P., an affiliate of O’Connor Capital Partners (“O’Connor”), with respect to the ownership and operation of seven of the Company’s retail properties, which are valued at approximately $608 million. The Company has an existing joint venture with O’Connor for five of the Company’s enclosed retail properties and certain related outparcels. Under the terms of the agreement, the Company will retain a 51% interest and sell 49% to O’Connor for net proceeds of approximately $350 million, including the Company’s pro rata share of new mortgage debt of over $100 million, which will be used to reduce the Company’s outstanding debt and for general corporate purposes. The Company will retain management and leasing responsibilities of the properties. On November 18, 2016, O’Connor completed its due diligence and the escrow deposit of $18.7 million became non-refundable. Subject to certain closing conditions, the transaction is expected to be completed in the second quarter of 2017.

Acquisitions

On March 2, 2017, the Company, together with O’Connor, closed on the purchase of an additional section at Pearlridge Center referred to as “Uptown II” located in Aiea, Hawaii, for a gross purchase price of $70.0 million, for which the Company’s pro-rata share of the purchase was $35.7 million. Pearlridge Center is currently comprised of two distinct enclosed venues commonly referred to as Uptown and Downtown. The newly acquired 180,000-square-foot section, which is part of Uptown, is anchored by Ross Dress for Less and TJ Maxx and is 92% occupied.

On April 25, 2017, the Company completed a discounted payoff of the $87.3 million mortgage loan secured by Mesa Mall, located in Grand Junction, Colorado for $63.0 million. The debt yield on the previous mortgage loan was approximately 9% with an effective yield on the reduced payoff of approximately 13%. This accretive financial transaction resulted in the Company retaining Mesa Mall, a dominant enclosed retail venue in a secondary market.

Dispositions

On January 10, 2017, the Company completed the sale of Virginia Center Commons, located in Glen Allen, VA, to a private real estate investor for a purchase price of $9.0 million.

On February 21, 2017, the Company completed the sale of Gulf View Square, located in Port Richey, FL; and River Oaks Center, located in Chicago, IL, to a private real estate investor for a purchase price of $42.0 million. Following the sale of these two noncore assets, the Company has completed its plans to dispose of all seven of its noncore properties. The net proceeds from the noncore asset sales were used to reduce corporate debt.

Mortgage Loans

On March 29, 2017, the Company, together with O’Connor, closed on a $55.0 million non-recourse mortgage note payable with a ten-year term and a fixed interest rate of 4.36% secured by sections of Scottsdale Quarter referred to as Block K and Block M. The mortgage note payable requires monthly interest only payments until May 1, 2022, at which time monthly interest and principal payments are due until maturity. The Company’s pro-rata share of the mortgage note payable issuance is $28.1 million.

On March 30, 2017, the Company, together with O’Connor, closed on a $43.2 million non-recourse mortgage note payable with an eight-year term and a fixed interest rate of 4.07% secured by Pearlridge Uptown II. The mortgage note payable requires monthly interest only payments until April 1, 2019, at which time monthly interest and principal payments are due until maturity. The Company’s pro-rata share of the mortgage note payable issuance is $22.0 million.

Redevelopment Highlights

The Company continues to expect redevelopment spending, including the pro-rata share of joint venture properties of $125-$150 million in 2017. Major redevelopment projects announced during the first quarter include:

•
Northwoods Mall located in Peoria, IL - The $16 million project will be anchored by the addition of Round 1, a fast-growing family entertainment concept. The 56,000-square-foot Round 1 is a first in the Company’s portfolio, the third location in Illinois, and the first location in the Peoria area. The repositioning of the high-visibility anchor space at Northwoods Mall will attract new and dynamic tenants to further diversify the mix of tenancy and drive traffic to the center. The Company purchased the anchor space from Macy’s in January 2017.

•
Pearlridge Center located in Aiea, Hawaii - The $33 million project includes a significant remodel of Pearlridge Downtown consisting of new tenants, a contemporary dining space, new interior and exterior finishes and updated entranceways. Also part of the renovation project are specialty grocery store Down to Earth, which will move to an expanded freestanding space; a Bank of Hawaii financial services center; fast casual pizzeria Pieology; and fast casual restaurant Five Guys Burgers and Fries. The funding for the renovation at Pearlridge Center will be shared pro rata with O’Connor.

•
Scottsdale Quarter® located in Scottsdale, AZ - The final component of the expansion will be comprised of approximately 300 new luxury apartment homes and 35,000 square feet of new street-level retail. The new residential component will be led by Lennar Multi-Family Communities (“LMC”). Scottsdale Quarter is an opportunity for LMC to establish a strong presence in the last phase of one of Scottsdale’s most popular lifestyle shopping centers. Construction is expected to start later this year with tenants beginning to open in 2018. The funding for the expansion at Scottsdale Quarter will be shared pro rata with O’Connor.

2017 Guidance

The Company increased its guidance for fiscal 2017 for net income attributable to common shareholders and FFO in the range of $1.13 to $1.22 per diluted share and the range of $1.64 and $1.70 per diluted share, respectively. The update to guidance was primarily attributable to the impact of the recently completed Mesa Mall discounted debt payoff and better-than-expected operating results during the first quarter. There were no other major changes to key guidance assumptions for 2017.

The following table provides the reconciliation for the expected range of GAAP estimated net income attributable to common shareholders per diluted share to non-GAAP estimated FFO per diluted share, as adjusted, for the year ending December 31, 2017:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$1.13	$1.22
Add: First quarter impairment charge	0.04	0.04
Less: Gain on sale of interests in properties	(0.59)	(0.60)
Depreciation and amortization including share of unconsolidated entities	1.28	1.27
Estimated FFO per diluted share	$1.86	$1.93
Less: Gain on debt extinguishment, net	(0.22)	(0.23)
Estimated FFO per diluted share, as adjusted	$1.64	$1.70

The Company reaffirms its guidance for comparable NOI growth in the range of 0.0% to 1.5% for the year ending December 31, 2017. The following table provides a reconciliation of the expected range of operating income from GAAP financial statements to the Company’s non-GAAP NOI projections for the year:

(Dollars in thousands)
	Low End	High End
Operating income	$260,600	$263,900
Depreciation and amortization	247,000	249,000
Impairment charge	8,500	8,500
Gain on debt	(49,000)	(50,000)
General and administrative	34,000	35,000
Management fees and property allocated corporate expense	18,000	21,000
Pro-rata share of unconsolidated joint venture in comp NOI	70,000	72,000
Non-comparable properties and other (1)	(31,500)	(33,500)
Projected comparable NOI	$557,600	$565,900

Projected comparable NOI year-over-year growth (2)	0.0%	1.5%

(1) Includes fee income, termination and outparcel sales projections, insurance proceeds, straight line rents, fair market adjustments and non-comparable properties.
(2) Reported 2016 comparable NOI adjusted for actual and projected property dispositions was $557.6 million.

For the second quarter of 2017, the Company estimates net income attributable to common shareholders to be in the range of $0.76 to $0.81 per diluted share and FFO to be in the range of $0.40 to $0.42 per diluted share. Key assumptions for the second quarter of 2017 include the closing of the second joint venture with O’Connor, as well as the gain on the recently completed discounted debt payoff on Mesa Mall.

A reconciliation of the range of GAAP estimated net income per diluted share to non-GAAP estimated FFO per diluted share for the second quarter of 2017 follows:

	Low End	High End
Estimated net income attributable to common shareholders per diluted share	$0.76	$0.81
Less: Gain on sale of interests in properties	(0.59)	(0.60)
Depreciation and amortization including share of unconsolidated entities	0.33	0.32
Estimated FFO per diluted share	$0.50	$0.53
Less: Gain on debt extinguishment, net	(0.10)	(0.11)
Estimated FFO per diluted share, as adjusted	$0.40	$0.42

Earnings Call and Webcast on April 27
Washington Prime Group will host a conference call at 1:00 p.m. ET on Thursday, April 27, 2017, to discuss the Company’s first quarter results. Live streaming audio of the conference call will be accessible from the investor relations section of the Company’s website.

The dial-in number for the conference call is 844.646.4463 (or +1.615.247.0256 for international callers), and the participant passcode is 91923638. The live audio webcast of the call will be available on the investor relations section of the Company’s website at www.washingtonprime.com.

A replay of the call will be available on the Company’s website, or by calling 855.859.2056 (or +1.404.537.3406 for international callers), passcode: 91923638, beginning on Thursday, April 27, 2017, at approximately 3:00 p.m. ET through midnight on Thursday, May 11, 2017.

Supplemental Information
For additional details on Washington Prime Group’s results and properties, please refer to the Supplemental Information report on the investor relations section of the Company’s website. This release as well as the supplemental information have been furnished to the Securities and Exchange Commission (“SEC”) in a Form 8-K.

About Washington Prime Group
Washington Prime Group Inc. is a retail REIT and a recognized leader in the ownership, management, acquisition and development of retail properties. The Company combines a national real estate portfolio with an investment grade balance sheet, leveraging its expertise across the entire shopping center sector to increase cash flow through rigorous management of assets and provide new opportunities to retailers looking for growth throughout the U.S. Trademark applications have been filed with the U.S. Patent and Trademark Office (“USPTO”) for the names “Washington Prime Group” and “Shelby’s Sugar Shop” and both applications are currently pending. In addition, provisional patent applications have been filed with the USPTO for the “Tangible” concept. Learn more at www.washingtonprime.com.

Contacts
Lisa A. Indest, CAO & Senior VP, Finance, 614.887.5844 or lisa.indest@washingtonprime.com
Kimberly A. Green, VP, Investor Relations & Corporate Communications, 614.887.5647 or kim.green@washingtonprime.com

Non-GAAP Financial Measures
This press release includes FFO, AFFO and NOI, including same property NOI growth, which are financial performance measures not defined by generally accepted accounting principles in the United States (GAAP). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. FFO, AFFO and comparable NOI growth are financial performance measures widely used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company believes that FFO provides investors with additional information regarding operating performance and a basis to compare the Company’s performance with that of other REITs.

The Company uses FFO in addition to net income to report operating results. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (NAREIT) as net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items and cumulative effects of accounting changes, excluding gains and losses from the sales or disposals of previously depreciated retail operating properties, excluding impairment charges of depreciable real estate, plus the allocable portion of FFO of unconsolidated entities accounted for under the equity method of accounting based upon economic ownership interest. The Company also discusses FFO, as adjusted, or AFFO. Descriptions of items adjusted are provided in the press release. Certain items, such as merger, restructuring and transaction related costs and gain on debt extinguishment, while included in FFO and net income, do not affect the ongoing performance of the properties and have been excluded from AFFO to enhance comparability.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as corporate general and administrative expense and other indirect operating expenses, interest expense, impairment charges and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same property NOI excludes termination income and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Investors should understand that the Company’s computation of these non-GAAP measures might not be comparable to similar measures reported by other REITs and that these non-GAAP measures do not represent cash flow from operations as defined by GAAP, should not be considered as alternatives to net income determined in accordance with GAAP as a measure of operating performance and are not alternatives to cash flows as a measure of liquidity. Investors are cautioned that items excluded from these measures are significant components in understanding and addressing financial performance. Reconciliations of these measures are included in the press release.

Regulation Fair Disclosure (FD)
The Company routinely posts important information online on the investor relations section of the corporate website. The Company uses this website, press releases, SEC filings, conference calls, presentations and webcasts to disclose material, non-public information in accordance with Regulation FD. The Company encourages members of the investment community to monitor these distribution channels for material disclosures. Any information accessed through the Company’s website is not incorporated by reference into, and is not a part of, this document.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Washington Prime Group Inc. (“WPG”) concerning the proposed transactions, the anticipated consequences and benefits of the transactions and the targeted close date for the transactions, and other future events and their potential effects on WPG, including, but not limited to, statements relating to anticipated financial and operating results, the company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,”, “confident”, “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of WPG’s management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of WPG to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, without limitation: changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and WPG’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties (including joint ventures); expected gains on debt extinguishment; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; assets that may be subject to impairment charges; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in WPG’s statements and periodic reports filed with the Securities and Exchange Commission, including those described under “Risk Factors”. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this press release and WPG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Actual results may differ materially from current projections, expectations, and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

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CONSOLIDATED STATEMENTS OF OPERATIONS
Washington Prime Group Inc.
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenue:
Minimum rent	$137,116	$143,105
Overage rent	2,832	3,457
Tenant reimbursements	56,790	57,956
Other income	5,656	5,513
Total revenues	202,394	210,031

Expenses:
Property operating	(37,244)	(43,934)
Real estate taxes	(26,007)	(24,491)
Advertising and promotion	(2,152)	(2,232)
Total recoverable expenses	(65,403)	(70,657)
Depreciation and amortization	(67,511)	(71,403)
Provision for credit losses	(1,581)	(732)
General and administrative	(8,828)	(10,804)
Impairment loss	(8,509)	—
Ground rent	(1,031)	(1,057)
Total operating expenses	(152,863)	(154,653)

Operating Income	49,531	55,378

Interest expense, net	(32,488)	(37,348)
Income and other taxes	(2,026)	(979)
Loss from unconsolidated entities, net	(444)	(1,161)
Gain (loss) on disposition of properties, net	51	(2,209)

Net income	14,624	13,681

Net income attributable to noncontrolling interests	1,814	1,659
Net income attributable to the Company	12,810	12,022
Less: Preferred share dividends	(3,508)	(3,508)
Net income attributable to common shareholders	$9,302	$8,514

Earnings per common share, basic and diluted	$0.05	$0.05

CONSOLIDATED BALANCE SHEETS
Washington Prime Group Inc.
(Unaudited, dollars in thousands)

	March 31, 2017	December 31, 2016

Assets:
Investment properties at cost	$6,268,785	$6,245,414
Construction in progress	36,131	49,214
	6,304,916	6,294,628
Less: accumulated depreciation	2,172,732	2,122,572
	4,132,184	4,172,056

Cash and cash equivalents	94,531	59,353
Tenant receivables and accrued revenue, net	96,560	99,967
Real estate assets held-for-sale	—	50,642
Investment in and advances to unconsolidated entities, at equity	442,257	458,892
Deferred costs and other assets	251,507	266,556
Total assets	$5,017,039	$5,107,466

Liabilities:
Mortgage notes payable	$1,610,802	$1,618,080
Notes payable	247,817	247,637
Unsecured term loans	1,334,525	1,334,522
Revolving credit facility	291,489	306,165
Accounts payable, accrued expenses, intangibles, and deferred revenues	287,969	309,178
Distributions payable	2,992	2,992
Cash distributions and losses in partnerships and joint ventures, at equity	15,421	15,421
Total liabilities	3,791,015	3,833,995

Redeemable noncontrolling interests	3,265	10,660

Equity:
Stockholders' equity
Series H cumulative redeemable preferred stock	104,251	104,251
Series I cumulative redeemable preferred stock	98,325	98,325
Common stock	19	19
Capital in excess of par value	1,234,860	1,232,638
Accumulated deficit	(384,070)	(346,706)
Accumulated other comprehensive income	6,888	4,916
Total stockholders' equity	1,060,273	1,093,443
Noncontrolling interests	162,486	169,368
Total equity	1,222,759	1,262,811
Total liabilities, redeemable noncontrolling interests and equity	$5,017,039	$5,107,466

RECONCILIATION OF FUNDS FROM OPERATIONS
Washington Prime Group Inc.
Including Pro-Rata Share of Unconsolidated Properties
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Funds from Operations ("FFO"):
Net income	$14,624	$13,681
Less: Preferred dividends and distributions on preferred operating partnership units	(3,568)	(3,568)
Real estate depreciation and amortization, including joint venture impact	74,521	79,412
Noncontrolling interest portion of depreciation and amortization	—	(39)
Impairment loss, including (gain) loss on sale of interests in properties and other	8,458	2,209
Net loss attributable to noncontrolling interest holders in properties	—	6
FFO	$94,035	$91,701

Weighted average common shares outstanding - diluted	221,791	220,399

FFO per diluted share	$0.42	$0.42

RECONCILIATION OF NET OPERATING INCOME FOR COMPARABLE PROPERTIES
Washington Prime Group Inc.
Including Pro-Rata Share of Unconsolidated Properties
(Unaudited, dollars in thousands)

	Three Months Ended March 31,
	2017	2016	Variance $

Reconciliation of Comp NOI to Operating Income:
Operating income	$49,531	$55,378	$(5,847)

Depreciation and amortization	67,511	71,403	(3,892)
General and administrative	8,828	10,804	(1,976)
Impairment loss	8,509	—	8,509
Fee income	(1,582)	(1,448)	(134)
Management fee allocation	476	3,610	(3,134)
Pro-rata share of unconsolidated joint ventures in comp NOI	11,893	11,164	729
Property allocated corporate expense	3,337	3,365	(28)
Non-comparable properties and other (1)	(3,577)	(2,364)	(1,213)
NOI from sold properties	(1,530)	(8,710)	7,180
Termination income and outparcel sales	(1,109)	(980)	(129)
Straight-line rents	(454)	246	(700)
Ground lease adjustments for straight-line and fair market value	5	(5)	10
Fair market value and inducement adjustments to base rents	(2,200)	(1,857)	(343)
Comparable NOI	$139,638	$140,606	$(968)
Comparable NOI percentage change			-0.7%

(1) Represents an adjustment to remove NOI amounts from properties not owned and operated in all periods presented, certain non-recurring expenses, as well as insurance proceeds received in the periods presented. Furthermore, Southern Hills Mall is removed as the management and leasing of the property was transferred to the receiver during the fourth quarter of 2016, although title to the property is still held by an affiliate of the Company.